Exhibit 23

Consent of KPMG LLP, Independent Auditors

The Board of Directors

LightPath Technologies, Inc.

We consent to incorporation by reference in the registration statements (No.s 333-41705, 333-92017, 333-96083, 333-50976 and 333-50974) on Form S-8 and (No.s 333-37443, 333-39641, 333-93179, 333-37622, 333-47992 and 333-51474) on Form S-3 of LightPath Technologies, Inc. of our report dated August 6, 2003, except as to Note 19, which is as of September 26, 2003, relating to the consolidated balance sheets of LightPath Technologies, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended June 30, 2003, which report appears in the June 30, 2003, annual report on Form 10-K of LightPath Technologies, Inc.

/s/KPMG LLP

Orlando, Florida

September 29, 2003